Exhibit 99.2

ARIAD Announces Preliminary Data from Two Ongoing Clinical Trials of Its Investigational mTOR Inhibitor, Ridaforolimus, in Combination with Targeted Drugs

CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 28, 2009--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced preliminary findings from two ongoing clinical trials evaluating oral ridaforolimus in combination with trastuzumab (Herceptin®) in patients with resistant, metastatic breast cancer and with bevacizumab (Avastin®) in heavily pretreated patients with refractory, metastatic solid tumors. Abstracts describing these data have been submitted for presentation at major medical meetings to be held later this year. ARIAD is developing ridaforolimus, an investigational mTOR inhibitor, in collaboration with its partner, Merck & Co, Inc.

Phase 2 Clinical Trial of Ridaforolimus Combined with Trastuzumab in Metastatic Breast Cancer

There is strong preclinical evidence that resistance to trastuzumab, the mainstay of therapy for patients with Her-2 positive breast cancer, results in activation of the mTOR pathway. This ongoing Phase 2 clinical trial was designed to test the hypothesis that addition of ridaforolimus to trastuzumab in patients with metastatic breast cancer who have become resistant to trastuzumab would result in objective evidence of tumor shrinkage. All patients enrolled in the trial had documented disease progression on trastuzumab alone or in combination. Study treatment consists of oral ridaforolimus (40 mg/day, qdx5) and trastuzumab at standard doses and intervals. None of the patients received chemotherapy during the trial.

The trial started one year ago and is expected to enroll 33 patients. Fourteen sites are participating in the study. The primary objective of the study is to estimate the objective response rate (ORR) defined by RECIST criteria (complete or partial responses). According to the protocol, the study will be considered positive if at least a 15 percent ORR is achieved (five objective responses out of a total of 33 patients enrolled). Clinical-benefit response (CBR) (objective responses and durable stable disease) will also be assessed.

Key preliminary findings to date show:

  Of 28 refractory patients enrolled thus far, 15 patients currently remain on study without disease progression, either with objective evidence of control of their disease or awaiting further assessment.
  At least five partial responses have been observed thus far, which would meet the trial’s pre-specified criterion for a positive outcome, pending independent review of radiologic findings.
  The preliminary CBR rate in these patients with progressive, refractory disease is 35 percent.
  No new or unexpected safety signals due to the combination regimen were observed in the trial.

“We set a high bar for proof of concept in this trial of patients with Her-2 positive, metastatic breast cancer who have progressed while on trastuzumab treatment,” said Pierre F. Dodion, M.D., senior vice president and chief medical officer of ARIAD. “Based on preliminary assessment of the data to date, we believe that the predefined criterion for a positive outcome of the trial will be achieved. We will continue to analyze the results as we complete patient enrollment and look forward to presenting final results of the trial at a major breast cancer meeting later this year.”

Phase 1 Clinical Trial of Ridaforolimus Combined with Bevacizumab in Solid Tumors

There is strong preclinical evidence demonstrating that vascular endothelial growth factor (VEGF), the target of bevacizumab, activates the mTOR pathway through binding to VEGF receptors on endothelial cells. In addition, mTOR signaling promotes angiogenesis, and preclinical studies have demonstrated that ridaforolimus inhibits angiogenesis in addition to its effects on cancer cell growth, proliferation and metabolism.

This Phase 1 clinical trial was designed to test the hypothesis that the addition of ridaforolimus to bevacizumab in heavily pretreated patients with metastatic solid tumors who have become resistant to bevacizumab could be achieved safely and would result in evidence of clinical benefit. All patients had refractory, extensively pre-treated metastatic solid tumors (e.g., ovarian, pancreatic, colorectal, head and neck, and uterine cancers). Prior to enrollment in the current trial, all patients had received multiple regimens of chemotherapy and targeted agents, as appropriate for their tumor type, and had progressed on bevacizumab.

Patient enrollment is now complete. The primary endpoint of the study is to determine whether the standard dose of oral ridaforolimus (40 mg/day, qdx5) could be used safely in combination with each of the two approved bevacizumab dosing regimens (infusions every two or three weeks). None of the patients received chemotherapy during the trial. Seventeen patients were enrolled and treated in this study, and all are included in the analysis. Clinical anti-tumor activity was assessed using RECIST criteria.

Key preliminary results include:

  Of 17 patients enrolled in the study, five patients currently remain on study without disease progression, evidence of the control of their disease.
  The preliminary CBR rate in these patients with progressive, refractory disease is 35 percent.
  The longest duration of stable disease currently observed in the trial is 10 cycles of therapy in a patient with advanced pancreatic cancer; this patient also had a 13 percent reduction in tumor size.
  The combination of oral ridaforolimus and bevacizumab at standard doses was well tolerated. No dose-limiting toxicity of the combination was seen.
  No new or unexpected safety signals due to the combination regimen were observed in the trial.

These data will be presented at the upcoming European Society of Medical Oncology (ESMO) meeting in September 2009.

“We believe that the spectrum of clinical opportunities available to us continues to broaden as we obtain new data on ridaforolimus both as a single agent and in combination with various targeted agents,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “The data from these two trials highlight the potential clinical activity of ridaforolimus in patients with difficult-to-treat, resistant and refractory cancers. Overcoming the development of drug resistance in patients with cancer represents an important challenge for new therapeutics.”

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, ridaforolimus, is an investigational mTOR inhibitor in Phase 3 clinical development in patients with advanced sarcomas and is being developed in collaboration with Merck & Co., Inc. ARIAD’s second product candidate, AP24534, is an investigational multi-targeted kinase inhibitor in Phase 1 clinical development in patients with hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB cell-signaling activity, which may be useful in treating certain diseases. For additional information about the Company, please visit http://www.ariad.com.

Herceptin® and Avastin® are registered trademarks of Genentech, Inc., a member of the Roche Group.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the implications of preliminary clinical data, the timing of presentation of results from these trials, and the potential clinical opportunities for ridaforolimus, alone and in combination. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208